EXHIBIT 99.1

MannKind Corporation Reports 2014 Fourth Quarter and Full Year Financial Results

- Conference Call to Begin Today at 5:00 PM ET -

VALENCIA, Calif., Feb. 24, 2015 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today reported financial results for the fourth quarter and full year ended December 31, 2014.

For the fourth quarter, our operating expenses declined 35% compared to the similar quarter in 2013. Research and development costs were significantly lower, mainly due to a reduction in non-cash compensation expenses and much lower clinical trial expenses following the completion of the Affinity studies in 2013. General and administrative costs declined 29%, mainly reflecting lower non-cash compensation expenses.

For the full year 2014, our total operating expenses increased modestly, with a decrease in research and development costs offset by an increase in general and administrative costs. Research and development costs decreased due to the completion of our Affinity trials, the pivotal clinical trials relating to the efficacy and safety of our novel inhaled insulin, Afrezza. Higher general and administrative costs resulted primarily from increased professional fees, principally related to the negotiation and completion of a collaboration agreement with Sanofi. In addition, professional fees reflected a significant expansion in our program to identify, screen and fully evaluate new product opportunities that will best take advantage of the unique advantages of our Technosphere® drug delivery technology.

The net loss applicable to common stockholders for 2014 was $198.4 million or $0.51 per share based on 385.2 million weighted average shares outstanding, slightly higher than the net loss to common shareholders of $191.5 million, or $0.64 per share on 299.6 million weighted average shares outstanding in 2013. Our common shares outstanding at year-end 2014 were 406.1 million.

Cash and cash equivalents at the end of 2014 were $120.8 million. Subsequent to year end, we received $50.0 million relating to two product development milestones achieved in the fourth quarter of 2014 from our collaboration agreement with Sanofi. In addition, we have $30.1 million of borrowings remaining under the loan arrangement with the Mann Group.

"After achieving a number of significant milestones during 2014, we began the commercial production of Afrezza during the fourth quarter of the year," said Hakan Edstrom, MannKind's President and Chief Executive Officer. "With our flagship product, Afrezza©, in the early stages of its commercial launch in the United States, we now enter a very exciting new phase for MannKind."

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (800) 708-4540 or (847) 619-6397 and use the participant passcode: 3859 3101. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 3859 3101#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery and development of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, difficulties or delays in obtaining regulatory feedback or completing and analyzing the results of clinical studies, MannKind's ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$ —	$ —	$ —	$ —

Operating expenses:
Research and development	17,560	28,988	100,244	109,719
General and administrative	12,543	17,629	79,383	59,682

Total operating expenses	30,103	46,617	179,627	169,401

Loss from operations	(30,103)	(46,617)	(179,627)	(169,401)
Other income (expense)	42	(683)	1,679	(635)
Interest expense on note payable to related party	(729)	(1,185)	(2,894)	(6,309)
Interest expense on senior convertible notes and facility financing obligation	(5,654)	(5,101)	(17,549)	(15,153)
Interest income	5	4	9	8

Net loss applicable to common stockholders	$ (36,439)	$ (53,582)	$ (198,382)	$ (191,490)

Net loss per share applicable to common stockholders — basic and diluted	$ (0.09)	$ (0.16)	$ (0.51)	$ (0.64)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	396,793	337,284	385,229	299,591

MannKind Corporation
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	December 31, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$ 120,841	$ 70,790
Inventory	9,670	—
Prepaid expenses and other current assets	70,642	5,485
Total current assets	201,153	76,275
Property and equipment — net	192,127	176,557
Other assets	1,159	5,814
Total	$ 394,439	$ 258,646

Liabilities and Stockholders' Deficit
Current liabilities	$ 403,353	$ 127,794
Senior convertible notes	—	98,439
Note payable to related party	49,521	49,521
Other liabilities	15,335	13,605
Stockholders' deficit	(73,770)	(30,713)
Total	$ 394,439	$ 258,646
CONTACT: Company Contact:
         Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com